GLOBAL RELEASE LINERS S.L.U.
AND SUBSIDIARIES
(ITASA Group)

Consolidated Financial Statements
for the Year Ended
December 31, 2020

Authorized by the Management of ITASA Group
on June 10, 2021

Report of Independent Auditors

To the Board of Directors of Global Release Liners, S.L.

We have audited the accompanying consolidated financial statements of Global Release Liners, S.L. (the “Company”) and subsidiaries (the “Group”), which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated income statement, consolidated statement of changes in equity and consolidated statement of cash flows as of and for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with the applicable regulatory framework for financial information in Spain as detailed in Note 2 to the consolidated financial statements, and, specifically, the accounting principles and criteria contained therein; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion
As disclosed in Note 2.2 to the consolidated financial statements, the accompanying consolidated financial statements have been prepared solely for the purpose of meeting the requirements of Rule 3-05 of Regulation S-X of the U.S. Securities and Exchange Commission (“Rule 3-05”). Rule 3-05 only requires the accompanying financial statements to be prepared as of and for the year ended December 31, 2020; accordingly, no comparative financial information is presented. The applicable regulatory framework for financial information in Spain requires that consolidated financial statements be presented with comparative financial information.

Qualified Opinion
In our opinion, except for the effects of the matter described in the Basis for Qualified Opinion paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Release Liners, S.L. and subsidiaries at December 31, 2020, and the consolidated results of their operations and their cash flows for the year then ended in conformity with the financial reporting framework applicable to the Group in Spain.

Emphasis of matter
The Company prepared its consolidated financial statements in accordance with the applicable regulatory framework for financial information in Spain, which differs in certain respects from U.S. generally accepted accounting principles. Information relating to the qualitative and quantitative nature of such differences is presented in Note 21 to the financial statements. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young, S.L.
Madrid, Spain

June 10, 2021

INDEX
Consolidated financial statements

•Consolidated balance sheet as of December 31, 2020
•Consolidated income statement for the year ended December 31, 2020
•Consolidated statement of changes in equity for the year ended December 31, 2020
•Consolidated statement of cash flows for the year ended December 31, 2020
•Notes to the Consolidated Financial Statements corresponding to fiscal year 2020

GLOBAL RELEASE LINERS S.L.U. AND SUBSIDIARIES Consolidated balance sheet as of December 31, 2020 (Expressed in thousands of euros)

ASSETS	Notes	2020

NON-CURRENT ASSETS		57,795
Intangible assets	5	9,941
Customer portfolio and orders		9,848
Computer software		93
Property, plant, and equipment	6	16,584
Technical installations and other property, plant, and equipment		16,447
Fixed assets in progress and advances		137
Long-term financial assets	7	348
Other financial assets		348
Goodwill	4	30,326
Deferred tax assets	14	596

CURRENT ASSETS		46,722
Inventories	8	15,400
Raw materials and other supplies		8,739
Products in progress		1,020
Finished products		5,605
Advances to suppliers		36
Commercial debts and others accounts receivable		16,446
Trade receivables for sales and services	7	16,147
Sundry debtors	7	2
Other receivables from public authorities	14	297
Short-term accruals	9	457
Cash and cash equivalents	10	14,419

TOTAL ASSETS		104,517

GLOBAL RELEASE LINERS S.L.U. AND SUBSIDIARIES Consolidated balance sheet as of December 31, 2020 (Expressed in thousands of euros)

EQUITY AND LIABILITIES	Notes	2020

EQUITY		58,632
OWN FUNDS		59,605
Capital	11.1	1,299
Capital stock		1,299
Share premium	11.1	64,554
Reserves in consolidated companies	11.2	(10,713)
Other contributions	11.3	5,000
Profit or (loss) for the year		(535)

ADJUSTMENTS FOR CHANGES IN VALUE
Translation differences		(1,009)
GRANTS, DONATIONS, AND LEGACIES RECEIVED	12	36

NON-CURRENT LIABILITIES		19,314
Long-term debt		15,275
Debts with credit institutions	13.1	15,275
Deferred tax liabilities	14.2	4,039

CURRENT LIABILITIES		26,571
Short-term debt		7,071
Debts with credit institutions	13.1	6,970
Other financial liabilities	13.2	101
Trade and other payables		19,500
Suppliers	13	14,475
Sundry creditors	13	1,152
Personnel (salaries pending payment)	13	785
Other debts with public authorities	14	779
Current tax liability	14	2,185
Advances to customers	13	124

TOTAL EQUITY AND LIABILITIES		104,517

GLOBAL RELEASE LINERS S.L.U. AND SUBSIDIARIES Consolidated income statement for the year ended December 31, 2020 (Expressed in thousands of euros)

	Notes	2020

Net sales	15.1	101,238
Sales		101,238
Changes in inventories of finished goods and work in progress		(3,876)
Provisions		(59,448)
Consumption of raw materials and other consumables	15.2	(58,077)
Work performed by other companies		(1,296)
Impairment of merchandise, raw materials and other supplies	8	(75)
Other operating income		121
Ancillary and other current revenues		120
Operating grants included in profit or loss for the year		1
Personnel expenses	15.3	(11,595)
Wages, salaries and similar		(9,214)
Social charges		(2,381)
Other operating expenses		(12,319)
External services	15.4	(12,201)
Taxes and similar levies		(82)
Losses, impairment and changes in allowances for trading operations		(10)
Other current management expenses		(26)
Depreciation of fixed assets	4, 5 and 6	(12,182)
Allocation of grants for non-financial fixed assets and others	12	43
Impairment and gain or loss on disposal of fixed assets	6	—
Other income		11
OPERATING INCOME		1,993
Financial income		27
Marketable securities and other financial instruments		27
Financial expenses		(754)
For debts with third parties		(754)
Exchange differences		(637)
Impairment losses from disposals of financial instruments		(120)
Impairment and losses		(120)

FINANCIAL RESULTS		(1,484)

PROFIT OR (LOSS) BEFORE TAX		509
Income tax	14.1	(1,044)

PROFIT OR (LOSS) FOR THE YEAR		(535)
Income attributable to the Parent Company		(535)

GLOBAL RELEASE LINERS S.L.U. AND SUBSIDIARIES Consolidated statement of changes in equity for the year ended December 31, 2020 (Expressed in thousands of euros)

A)Consolidated Statement of Recognized Income and Expense for the year ended December 31, 2020

	Notes	2020

PROFIT OR (LOSS) FOR THE YEAR		(535)

CONSOLIDATED INCOME AND EXPENSES RECOGNIZED DIRECTLY IN EQUITY
Translation differences		(1,638)
Tax effect		378
TOTAL CONSOLIDATED INCOME AND EXPENSES CHARGED DIRECTLY TO EQUITY		(1,260)

TRANSFERS TO CONSOLIDATED INCOME STATEMENT
Grants, donations, and legacies received	12	(43)
Tax effect		10
TOTAL TRANSFERS TO THE CONSOLIDATED INCOME STATEMENT		(33)

COMPREHENSIVE INCOME OR (LOSS) RECOGNIZED		(1,828)
Comprehensive income or (loss) attributed to the Parent Company		(1,828)

GLOBAL RELEASE LINERS S.L.U. AND SUBSIDIARIES Consolidated statement of changes in equity for the year ended December 31, 2020 (Expressed in thousands of euros)
B)Consolidated statement of total changes in equity for the year ended December 31, 2020

	Capital (Note 11.1)	Share premium (Note 11.1)	Reserves in consolidated companies (Note 11.2)	Other contributions from partners (Note 11.3)	Profit or (loss) for the year	Translation differences	Grants, donations, and legacies received (Note 12)	TOTAL

BALANCE, YEAR-END 2019	1,299	64,554	(7,404)	5,000	(3,309)	251	69	60,460

(Loss) for the year, translation and grants	—	—	—	—	(535)	(1,260)	(33)	(1,828)

Other changes in equity
Distributions of profit or loss for the year	—	—	(3,309)	—	3,309	—	—	—

BALANCE, YEAR-END 2020	1,299	64,554	(10,713)	5,000	(535)	(1,009)	36	58,632

GLOBAL RELEASE LINERS S.L.U. AND SUBSIDIARIES Consolidated statement of cash flows for the year ended December 31, 2020 (Expressed in thousands of euros)

	Notes	2020
CASH FLOWS FROM OPERATING ACTIVITIES

Profit or loss for the year before tax		509

Adjustments to income		13,713
Depreciation of fixed assets	4, 5 and 6	12,182
Valuation adjustments for impairment	7 and 8	90
Allocation of grants	12	(43)
Gains (losses) on disposal of financial instruments		120
Financial income		(27)
Financial expenses		754
Exchange differences		637
Changes in working capital		915
Inventories		1,394
Debtors and other accounts receivable		(923)
Accounts payable and other payables		206
Other current assets and liabilities		238
Other cash flows from operating activities		(2,865)
Interest payments		(638)
Interest income		27
Income tax collections (payments)		(2,254)
CASH FLOWS FROM OPERATING ACTIVITIES		12,272

CASH FLOWS FROM INVESTING ACTIVITIES

Divestment charges		212
Other financial assets		212

Payments for investments		(691)
Intangible assets		(14)
Property, plant, and equipment		(611)
Other financial assets		(66)

CASH FLOWS FROM INVESTING ACTIVITIES		(479)

CASH FLOWS FROM FINANCING ACTIVITIES

Receivables and payments for financial liability instruments		(5,593)
Repayment and amortization of
Debts with credit institutions		(5,693)

CASH FLOWS FROM FINANCING ACTIVITIES		(5,693)

EFFECT OF EXCHANGE RATE VARIATIONS		(267)

NET INCREASE / DECREASE IN CASH OR CASH EQUIVALENTS		5,833

Cash or cash equivalents at beginning of year		8,586
Cash or cash equivalents at end of year		14,419

1.NATURE AND MAIN ACTIVITIES OF THE GROUP
Global Release Liners S.L.U., hereinafter the “Parent Company”, was incorporated on November 8, 2016 under the name Boaco Directorship, S.L., with its registered office at Barrio Sorabilla sn, Andoain, Guipúzcoa.
On December 20, 2016, the General Meeting of Shareholders agreed to change the company name to the current name of Global Release Liners, S.L.U.
Likewise, on December 20, 2016, the Parent Company acquired 100% of Industrias de Transformación de Andoain, S.A., domiciled in Guipúzcoa (Spain), hereinafter “ITASA”, which in turn held an 80% interest in Itamar, SA de CV, domiciled in Mexico. In addition, an agreement was signed with the same shareholders whereby they undertook to acquire all the shares of Itasa Asia Sdn. Bhd. (Malaysia), subject to the fulfillment of a number of conditions that were very likely to be met, which is why effective control of this company was deemed to have taken place on December 20, 2016. In April 2017, the purchase process of this company was completed.
On November 29, 2017, Itasa Américas, S.A. de C.V. was incorporated in Mexico.
On July 31, 2018, ITASA proceeded to dispose of the shares it held in Itamar, S.A. de C.V. for an amount of €412,000. Due to the disposal transaction, the Group recorded a loss of €130,000, which was recorded under “Result on loss of control of investments in consolidated companies” in the consolidated income statement for 2018.
Given that the balances and activity of Itamar, S.A. de C.V. was not significant and that the activity carried out by this subsidiary has continued without interruption through the subsidiary Itasa Américas, S.A. de C.V., it did not proceed to consider the activity of the subsidiary that ceased to form part of the Group as a discontinued operation.
Consequently, after these transactions, the consolidation perimeter as of December 31, 2020 is as follows:

Company and domicile	Direct	Indirect

Fully consolidated companies

Industrias de Transformación de Andoain (ITASA) (Spain)	100%	—
Itasa Asia Sdn. Bhd. (Malaysia)	100%	—
Itasa Américas, S.A. de C.V. (Mexico)	100%	—
The main activity of the subsidiaries and the Group is the manufacture and marketing of siliconized paper. The Parent Company's main activity is the holding of shares, advisory and consulting services in general.
In accordance with the General Accounting Plan approved by Royal Decree 1514/2007 of November 16 and Royal Decree 602/2016 of December 2, the Company is required to present consolidated financial statements together with its subsidiaries.

2.BASIS OF PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS
The consolidated financial statements have been prepared in accordance with the General Accounting Plan approved by Royal Decree 1514/2007 of November 16, and with Royal Decree 602/2016 of December 2, approving the Rules for the Formulation of Consolidated Financial Statements as well as with the other applicable commercial regulations in force.
The figures included in the consolidated financial statements are expressed in thousands of euros, unless otherwise indicated.
2.1Faithful image
The consolidated financial statements have been prepared on the basis of the auxiliary accounting records of the Parent Company and its subsidiaries, and the legal provisions in force on accounting matters have been applied in order to present a true and fair view of the Group's consolidated net worth, financial position, and results. The statement of cash flows has been prepared in order to report fairly the source and use of monetary assets representing cash and cash equivalents of the consolidated Group.
2.2Comparative information
The purpose of these financial statements is to meet the reporting requirements of the new shareholder (see Note 20) under the U.S. Securities and Exchange Commission's (SEC) Rule 3-05 of Regulation S-X and, accordingly, they do not include comparative figures.
2.3Basis of consolidation
Subsidiaries
Subsidiaries are defined as companies included in the scope of consolidation in which the Parent Company has or may have direct or indirect control. Control over a company is considered to exist when it has the power to direct the financial and operating policies of a business for the purpose of obtaining economic benefits from its activities.
When the Parent Company's direct and indirect ownership interest in other companies exceeds 50% or, if less, it holds the majority of the voting rights or exercises control over their financial and operating policies, the consolidation procedure followed by the Company is that of full consolidation.
The subsidiaries have been fully consolidated, integrating in the consolidated financial statements all their assets, liabilities, income, expenses and cash flows, after making the corresponding adjustments and eliminations of intra-group transactions.
The acquisition method is used to account for the acquisition of subsidiaries. The acquisition cost is determined by the sum of:
a)The fair value of assets delivered, equity instruments issued and liabilities incurred or assumed at the date of exchange. However, when the fair value of the acquired business is more reliable, it will be used to estimate the fair value of the consideration given.
b)The fair value of any contingent consideration that depends on future events or the fulfillment of certain conditions, which should be recorded as an asset, liability or equity according to its nature, unless the consideration would result in the recognition of a contingent asset that would result in the recognition of income in the income statement.

The assets, liabilities, income and expenses of subsidiaries are included in the consolidated financial statements using the full consolidation method:
1.The carrying amounts of equity investments in subsidiaries are offset, at the date of acquisition, against the fair value of the assets acquired and liabilities assumed.

2.The difference between the carrying amount of the interest in the subsidiary and the value attributable to such interest of the fair value of the assets acquired and liabilities assumed is recognized, if positive, as goodwill in consolidation. In the exceptional case that it is negative, as income for the year in the consolidated income statement.
3.The assets and liabilities of the Group companies are included in the consolidated balance sheet at the same values at which they appear in the respective balance sheets of those companies, except for assets acquired and liabilities assumed at the date of acquisition, which are included in the consolidated balance sheet at their fair value at the date of acquisition, after considering depreciation and impairment losses since that date.
4.Income and expenses of subsidiaries are included in the consolidated financial statements.
5.Debits and credits between companies included in the consolidation, income and expenses related to transactions between such companies and the results generated as a result of such transactions, which have not been realized with respect to third parties, are eliminated.
When control is acquired in stages, the equity instruments of the subsidiary held by the Group prior to the acquisition of control are adjusted to their fair value at the date of acquisition, recognizing the difference with their previous carrying amount in the income statement.
As of December 31, 2020, the subsidiaries did not hold any shares issued by the Parent Company.
Intercompany balances and transactions
The following transactions and balances have been eliminated in the consolidation process:
–Reciprocal debits and credits and expenses and income from intra-group transactions.
–Gains on the sale and purchase of property, plant, and equipment and unrealized gains on inventories or other assets, if significant.
–Internal dividends and the debit balance corresponding to interim dividends recorded in the distributing company.
Business combinations and goodwill
Business combinations are accounted for using the acquisition method.
Identifiable assets acquired and liabilities assumed are measured at their fair values at the acquisition date. For each business combination, the acquirer shall measure any non-controlling interest in the acquiree at fair value or at the non-controlling interest's proportionate share of the acquiree's identifiable net assets. Acquisition-related costs are recorded as expenses in the income statement.
When the Group acquires a business, it will classify or designate the identifiable assets acquired and liabilities assumed as necessary on the basis of the contractual arrangements, economic conditions, its accounting and operating policies and other relevant conditions existing at the acquisition date.
If the business combination is achieved in stages, the Group will remeasure its previously held equity interests in the acquiree at their fair value at the acquisition date and recognize the resulting gains or losses, if any, in profit or loss.
Any contingent consideration transferred by the Group is recognized at fair value at the acquisition date. Subsequent changes in the fair value of contingent consideration classified as an asset or liability are recognized, with any resulting gain or loss recorded in profit or loss or other comprehensive income. If the contingent consideration is classified as equity, it should not be revalued and its subsequent settlement should be accounted for in equity.
Goodwill acquired in a business combination is initially measured, at the time of acquisition, at cost, which is the excess of the amount of the consideration transferred plus any non-controlling interest in the acquiree over the amount of the identifiable assets acquired and liabilities assumed. If the consideration is less than the fair value of the net assets of the acquired company, the difference is recognized in income.
Goodwill is initially measured, at the time of acquisition, at cost, which is the excess of the cost of the business combination over the fair value of the identifiable assets acquired less the liabilities assumed.
In accordance with the provisions of Royal Decree 602/2016 of December 2, goodwill is amortized on a straight-line basis over its useful life of 10 years. At least annually, cash-generating units to which goodwill has been allocated are tested for indications of impairment and, if any, are tested for impairment.
Impairment losses recognized in goodwill may not be reversed in subsequent years.
Standardization of accounting principles
The consolidated financial statements include accounting adjustments, if any, to conform the accounting principles and procedures applied by the companies included in the scope of consolidation to those applied by the Group.
Provisional accounting
If at the closing date of the tax year in which the business combination occurred, the valuation process necessary to apply the acquisition method could not be completed, the financial statements will be prepared using provisional values.
The provisional values will be adjusted in the period necessary to obtain the information required to complete the initial accounting (hereinafter, valuation period). This period shall in no case exceed one year from the date of acquisition.
In any case, adjustments to provisional values shall only incorporate information relating to facts and circumstances that existed at the acquisition date and, had they been known, would have affected the amounts recognized at that date.
Some changes in the fair value of contingent consideration recognized by the acquirer after the acquisition date may result from additional information that the acquirer obtains after the acquisition date about facts and circumstances that existed at the acquisition date. These changes are valuation period adjustments.
However, changes in contingent consideration resulting from events occurring after the acquisition date, such as reaching a certain price per share or a specific milestone in a research and development project, are not valuation period adjustments.
Adjustments recognized to complete the initial accounting will be made retroactively, i.e., in such a way that the resulting values are those that would have been derived had the information initially been included.
Therefore:
a)Adjustments to the initial value of identifiable assets and liabilities assumed are considered to be made at the acquisition date.
b)The value of the goodwill or negative goodwill is adjusted, with effect from the acquisition date, by an amount equal to the adjustment made to the initial value of the identifiable assets and liabilities assumed or at the cost of the combination.
c)The comparative information shall incorporate the adjustments.
After the period mentioned in this section has elapsed, adjustments to the initial valuations shall only be made when it is necessary to correct errors in accordance with the provisions of the standard relating to changes in accounting policies, errors, and accounting estimates. Subsequent changes will be recognized as changes in estimates in accordance with the aforementioned standard on changes in accounting policies, errors, and accounting estimates.
Translation of financial statements of foreign companies
The items in the consolidated statement of financial position and the consolidated separate income statement of the foreign companies included in the consolidation are translated by applying the closing exchange rate method according to which the translation involves:
•All assets, rights and obligations are translated using the exchange rate in effect at the closing date of the financial statements of foreign companies.
•The items in the consolidated separate income statement are translated using an average exchange rate.
•The difference between the amount of equity of foreign companies, including the balance of the separate consolidated income statement as described in the preceding paragraph, translated at the historical exchange rate, is recorded, with the corresponding negative or positive sign, in equity in the consolidated statement of financial position under “Translation differences”.
Transactions in currencies other than each company's functional currency are recorded for accounting purposes using the exchange rates in effect on the dates on which the transactions are carried out in those companies, and the functional currency amounts are subsequently translated to euros as explained in this note.
2.4Critical aspects of judgments and estimation
In preparing the consolidated financial statements, management has made estimates that are based on historical experience and other factors that are considered reasonable under the present circumstances and are the basis for establishing the carrying amounts of assets and liabilities whose values are not readily determinable from other sources. The consolidated Group reviews its estimates on an ongoing basis. However, given the inherent uncertainty, there is a significant risk that material adjustments to the values of the assets and liabilities affected could arise in the future if there is a significant change in the assumptions, facts, and circumstances on which they are based. These adjustments, if any, will be recorded prospectively, recognizing the effects of such changes in the consolidated financial statements for the corresponding fiscal year.
The key assumptions about the future, as well as other relevant data on the estimation of uncertainty at the reporting date, that have a significant risk of causing significant changes in the value of assets or liabilities in the next year are as follows:
Impairment of non-current assets
The valuation of non-current assets, other than financial assets, requires estimates to be made in order to determine their recoverable value for the purpose of assessing possible impairment, especially for goodwill. To determine this recoverable amount, the Company's directors estimate the expected future cash flows of the assets or cash-generating units of which they form a part and use an appropriate discount rate to calculate the present value of those cash flows. Future cash flows depend on meeting the budgets for the next five years, while the discount rates depend on the interest rate and risk premium associated with each cash-generating unit.
2.5Effects of the COVID-19 pandemic on the Company's activity
On March 11, 2020, the World Health Organization upgraded the public health emergency caused by the coronavirus outbreak (COVID-19) to an international pandemic. The evolution of events, on a national and international scale, has led to an unprecedented health crisis that has impacted the macroeconomic environment and the evolution of business. During 2020, a series of measures have been adopted to address the economic and social impact generated by this situation, which, among other aspects, has led to restrictions on the mobility of people. In particular, the Spanish Government proceeded, among other measures, to declare a state of alarm through the publication of Royal Decree 463/2020, of March 14, which was lifted on July 1, 2020, and to approve a series of extraordinary urgent measures to address the economic and social impact of COVID-19 through, among others, Royal Decree-Law 8/2020, of March 17. At the date of preparation of these financial statements, the state of alert declared by the Spanish Government through Royal Decree 926/2020, dated October 25, initially approved until November 9, 2020, and which, through Royal Decree 956/2020, dated November 3, has been extended until May 9, 2021, is in force.
While the evolution of the pandemic is having an impact on the overall economy, the Group's business model has shown great resilience due to its high degree of sector and geographic diversification, as well as its partial exposure to essential hygiene and medical products. In this regard, it should be noted that most of the Group's subsidiaries have not ceased their activities at any time, despite the impact of the measures implemented to protect the health and well-being of workers.
3.RECORDING AND VALUATION STANDARDS
The main accounting and valuation criteria used in the preparation of these consolidated financial statements are as follows:
3.1Intangible assets
Intangible assets are initially valued at cost, either the acquisition price or the production cost.
After initial recognition, intangible assets are valued at cost, less accumulated amortization and, if applicable, the accumulated amount of impairment losses recorded.

Customer portfolio and orders
The customer portfolio has been valued at acquisition cost, as part of the assets acquired in the ITASA acquisition, using the multi-period excess earnings methodology (“MEEM”), whereby the value of the asset is estimated through the sum of future “excess earnings” discounted to present value, from which the charges for contributory assets are subtracted.
They are amortized proportionally to the discounted cash flows expected to be generated assuming estimated abandonment rates based on historical experience. In this regard, the Group has determined the following amortization percentages for the customer portfolio:

2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
17%	17%	15%	13%	10%	8%	6%	5%	4%	3%	2%
The order backlog has been valued according to the expected cash flows of such backlog at the time of the ITASA acquisition, having been fully amortized in the first year.
Computer software
Computer software is recorded at cost incurred and amortized on a straight-line basis over its estimated useful life of 4 years.
Maintenance costs are charged to the income statement in the year in which they are incurred.
3.2Property, plant, and equipment
Property, plant, and equipment are initially valued at cost, either the acquisition price or the production cost.

After initial recognition, property, plant, and equipment are valued at cost, less accumulated depreciation and, if applicable, the accumulated amount of impairment losses recorded.
The cost of assets acquired or produced after January 1, 2008, which require more than one year to be ready for use, includes financial expenses accrued before the fixed assets are ready for use and which meet the requirements for capitalization.
Repairs that do not represent an extension of useful life and maintenance costs are charged to the income statement in the year in which they are incurred. The costs of expansion or improvement that result in an increase in production capacity or a lengthening of the useful lives of the assets are capitalized as an increase in the value of the asset.
Work carried out by the Group on its productive fixed assets is valued at production cost, which includes raw materials, labor, and manufacturing overheads.
Depreciation of property, plant, and equipment is provided on a straight-line basis over their estimated useful lives, beginning in the month following the month in which they are available for use.
The years of estimated useful life for the various items of property, plant, and equipment are as follows:

Years useful life

Technical installations and machinery	5 - 8 years
Transport elements	5 years
Furniture	6.6 years
Data processing equipment	4 years
At each year-end, the residual values, useful lives and depreciation methods for property, plant, and equipment are reviewed and, where appropriate, adjusted prospectively.
3.3Impairment of non-financial assets
At least at year-end, the Group assesses whether there are indications that any non-current assets or, where appropriate, cash-generating units may be impaired and, if indications exist, their recoverable amounts are estimated.
The recoverable amount is the higher of fair value less costs to sell and value in use. When the carrying amount is greater than the recoverable amount, an impairment loss is incurred. Value in use is the present value of expected future cash flows, using risk-free market interest rates, adjusted for the specific risks associated with the asset. For those assets that do not generate cash flows to a significant extent independent of those derived from other assets or groups of assets, the recoverable amount is determined for the cash-generating units to which those assets belong, meaning the minimum group of elements that generate cash flows to a significant extent, independent of those derived from other assets or groups of assets.
Impairment losses and their reversal are recorded in the income statement. Impairment losses are reversed when the circumstances that gave rise to them cease to exist, except for goodwill. The reversal of the impairment is limited to the carrying amount of the asset that would have been determined if the related impairment had not been previously recognized.
3.4Leases
Contracts are classified as finance leases when it is clear from their economic conditions that substantially all the risks and rewards incidental to ownership of the leased asset are transferred to the lessee. Otherwise, the contracts are classified as operating leases.

Operating lease payments are recorded as an expense in the income statement when accrued.
3.5Financial assets
Classification and valuation
Loans and receivables
This category includes trade and non-trade receivables, which include financial assets whose collections are of a determined or determinable amount, which are not traded in an active market and for which the Group expects to recover the full amount disbursed, except, if applicable, for reasons attributable to the debtor's solvency.
Upon initial recognition in the balance sheet, they are recorded at their fair value, which, unless there is evidence to the contrary, is the transaction price, which is equivalent to the fair value of the consideration given plus the transaction costs that are directly attributable to them.
After their initial recognition, these financial assets are valued at their amortized cost.
However, trade receivables maturing in less than one year and which do not have a contractual interest rate, as well as advances and loans to personnel, dividends receivable and disbursements required on equity instruments, the amount of which is expected to be received in the short term, are initially and subsequently valued at their nominal value, when the effect of not discounting cash flows is not significant.
The difference between the fair value and the amount delivered of the guarantees for operating leases is considered an advance payment for the lease and is charged to the income statement during the lease period. In calculating the fair value of the guarantees, the remaining period is taken as the minimum contractual term committed.
Financial assets held for trading
Hedging derivatives include financial assets originated or acquired for the purpose of obtaining short-term gains. Derivative instruments that have not been designated as hedging instruments are also included in this category.
Upon initial recognition in the balance sheet, they are recorded at fair value, which, unless there is evidence to the contrary, is the transaction price. Transaction costs directly attributable to them are recognized in the income statement. For equity instruments, the initial value includes the amount of preferential subscription rights and similar rights that have been acquired.
After initial recognition, financial assets held for trading are measured at fair value, without deducting any transaction costs that might be incurred on disposal. Changes in fair value are charged to the income statement.
Available-for-sale financial assets
They include debt securities and equity instruments that have not been included in the previous categories.
Upon initial recognition in the balance sheet, they are recorded at their fair value, which, unless there is evidence to the contrary, is the transaction price, which is equivalent to the fair value of the consideration given plus the transaction costs that are directly attributable to them. For equity instruments, the initial value includes the amount of preferential subscription rights and similar rights that have been acquired.
After initial recognition, these financial assets are measured at fair value, without deducting any transaction costs that might be incurred on disposal. Changes in fair value are recorded directly in equity until the financial asset is derecognized or impaired, at which time the amount recognized in equity is taken to the income statement. However, gains and losses resulting from exchange differences on monetary financial assets denominated in foreign currencies are recorded in the income statement.
Equity instruments whose fair value cannot be reliably estimated are measured at cost, less any accumulated impairment losses.
In the event of sale of subscription and similar preemptive rights or segregation of the same to exercise them, the amount of the cost of the rights will decrease the book value of the respective assets.
Hedging derivatives
Hedging derivatives include financial derivatives classified as hedging instruments. Financial instruments that have been designated as hedging instruments or hedged items are valued as established in Note 3.8.
Cancellation
Financial assets are derecognized from the Group's balance sheet when the contractual rights to the cash flows from the financial asset have expired or when they are transferred, provided that substantially all the risks and rewards of ownership are transferred.
If the Group has neither transferred nor retained substantially all the risks and rewards of the financial asset, the asset is derecognized when control is not retained. If the Group retains control of the asset, it continues to recognize it for the amount to which it is exposed to changes in the value of the transferred asset, i.e., for its continuing involvement, recognizing the associated liability.
The difference between the consideration received net of attributable transaction costs, considering any new asset obtained less any liability assumed, and the carrying amount of the financial asset transferred, plus any cumulative amount recognized directly in equity, determines the gain or loss arising on derecognition of the financial asset and forms part of the profit or loss for the year in which it arises.
The Company does not derecognize financial assets in assignments in which it retains substantially all the risks and rewards of ownership, such as bill discounting, factoring transactions, sales of financial assets under repurchase agreements at a fixed price or at the sale price plus interest, and securitizations of financial assets in which the Company retains subordinated financing or other types of guarantees that absorb substantially all the expected losses. In these cases, the Company recognizes a financial liability for an amount equal to the consideration received.
Interest and dividends received from financial assets
Interest and dividends on financial assets accrued after the time of acquisition are recorded as income in the income statement. Interest is recognized using the effective interest method and dividends are recognized when the right to receive them is declared.
For these purposes, in the initial valuation of financial assets, the amount of explicit interest accrued and not yet due at that time, as well as the amount of dividends agreed by the competent body up to the time of acquisition are recorded separately in the initial valuation of the financial assets, based on their maturity. Explicit interest is understood to be that obtained by applying the contractual interest rate of the financial instrument.
3.6Impairment of the value of financial assets
The carrying value of financial assets is adjusted by the Group with a charge to the income statement when there is objective evidence that an impairment loss has occurred.

In determining impairment losses on financial assets, the Group assesses potential losses on both individual assets and groups of assets with similar risk characteristics.
Debt instruments
There is objective evidence of impairment in debt instruments, understood as accounts receivable, loans and debt securities, when an event occurs after their initial recognition that has a negative impact on their estimated future cash flows.
The Group considers as impaired assets (doubtful assets) those debt instruments for which there is objective evidence of impairment, which mainly refers to the existence of defaults, unpaid items, refinancing and the existence of data showing the possibility of not recovering all the agreed future cash flows or that there will be a delay in their collection.
In the case of financial assets measured at amortized cost, the amount of impairment losses is equal to the difference between their carrying amount and the present value of future cash flows estimated to be generated, discounted at the effective interest rate existing at the time of initial recognition of the asset. For financial assets at variable interest rates, the effective interest rate at the closing date of the consolidated financial statements is used. For trade and other receivables, the Group considers as doubtful assets those balances with overdue items for which there is no certainty of collection and the balances of companies that have filed for insolvency proceedings.
The reversal of impairment is recognized as income in the income statement and is limited to the carrying amount of the financial asset that would have been recorded at the date of reversal if no impairment had been recorded.
3.7Financial liabilities
Classification and valuation
Debits and payables
These include financial liabilities arising from the purchase of goods and services for the Company's trading operations and debits for non-trading operations that are not derivative instruments.
Upon initial recognition in the balance sheet, they are recorded at fair value, which, unless there is evidence to the contrary, is the transaction price, which is equivalent to the fair value of the consideration received, adjusted for directly attributable transaction costs.
After initial recognition, these financial liabilities are measured at amortized cost. Accrued interest is recognized in the income statement using the effective interest rate method.
However, trade payables maturing in less than one year and which do not have a contractual interest rate, as well as disbursements required by third parties on participations, the amount of which is expected to be paid in the short term, are valued at their nominal value, when the effect of not discounting cash flows is not significant.
The difference between the fair value and the amount received from operating lease guarantees is considered an advance lease payment and is charged to the income statement during the period of the lease. In calculating the fair value of the guarantees, the remaining period is taken as the minimum contractual term committed.
Financial liabilities held for trading
They include financial liabilities issued with the intention of repurchasing them in the short term and derivative instruments that have not been designated as hedging instruments.

These financial liabilities are recognized and valued using the same criteria as financial assets held for trading.
Hedging derivatives
Include financial derivatives classified as hedging instruments. Financial instruments that have been designated as hedging instruments or hedged items are valued as established in Note 3.8.
Cancellation
The Company derecognizes a financial liability when the obligation has been extinguished.
When debt instruments are exchanged with a lender, provided they have substantially different terms, the original financial liability is derecognized and the new financial liability that arises is recognized. In the same way, a substantial modification of the current conditions of a financial liability is recorded.
The difference between the carrying amount of the financial liability, or of the part thereof that has been derecognized, and the consideration paid, including attributable transaction costs, and which also includes any asset transferred other than cash or liability assumed, is recognized in the income statement for the year in which it occurs.
When there is an exchange of debt instruments that do not have substantially different terms, the original financial liability is not derecognized from the balance sheet, recording the amount of fees paid as an adjustment to its carrying amount. The new amortized cost of the financial liability is determined by applying the effective interest rate, which is the rate that equals the carrying amount of the financial liability at the modification date with the cash flows payable under the new conditions.
For these purposes, the terms of the contracts are considered to be substantially different when the lender is the same that granted the initial loan and the present value of the cash flows of the new financial liability, including net fees, differs by at least 10% from the present value of the outstanding cash flows of the original financial liability, both discounted at the effective interest rate of the original liability.
3.8Hedging transactions
The Group carries out hedging transactions of the fair value of accounts receivable in foreign currency for cash flow hedging transactions of loans received at variable interest rates.
Hedging transactions are only designated as hedges if they effectively eliminate some risk inherent to the hedged item or position throughout the expected term of the hedge, which implies that from the time the hedge is contracted it is expected to act with a high degree of effectiveness (prospective effectiveness) and that there is sufficient evidence that the hedge has been effective during the life of the hedged item or position (retrospective effectiveness).
Hedging transactions are adequately documented, including how their effectiveness is expected to be achieved and measured, in accordance with the Company's risk management policy.
In order to measure the effectiveness of the hedges, the Company performs tests to verify that the differences produced by the variations in the value of the flows of the hedged item and its hedge remain within a variation range of 80% to 125% throughout the life of the transactions, thus complying with the forecasts established at the time of contracting the hedge.
When at any time this relationship is no longer met, hedging transactions are no longer treated as hedges and are reclassified to trading derivatives.
For valuation purposes, the Company classifies hedging transactions in the following categories:

•Fair value hedges: They hedge the risk of changes in the fair value of accounts receivable due to changes in exchange rates. Changes in exchange differences, both in the value of the hedging instrument and the hedged item, are recorded in the income statement.
•Cash flow hedges: These hedge the exposure to the risk of changes in cash flows attributable to changes in interest rates on loans received. In order to exchange variable rates for fixed rates, swaps are contracted. The portion of the gain or loss on the hedging instrument that has been determined to be an effective hedge is recognized temporarily in equity and charged to the profit or loss account in the year or years in which the hedged transaction affects profit or loss.
3.9Inventories
Inventories are valued at acquisition or production cost, using the following valuation methods:
•Raw materials and other supplies: weighted average cost price.
The purchase price includes the amount stated in the invoice plus all additional costs incurred until the goods are in stock.
•Finished product: valued at manufacturing cost.
The cost of production, in both cases, is determined by adding to the acquisition cost of raw materials and other consumables the costs directly attributable to the product and its share of the costs indirectly attributable to the products concerned, to the extent that such costs correspond to the manufacturing period.
Indirect taxes on inventories are only included in the acquisition price or production cost when they are not directly recoverable from the tax authorities.
Since the Company's inventories do not require a period of time of more than one year to be ready for sale, no financial expenses are included in the acquisition price or production cost.
Advances to suppliers on account of future supplies of inventories are valued at cost.
The valuation of obsolete, defective, or slow-moving products is reduced to their potential realizable value.
When the net realizable value of inventories is lower than their acquisition price or production cost, the appropriate valuation adjustments are made and recognized as an expense in the income statement.
If the circumstances that caused the adjustment to the value of inventories cease to exist, the amount of the adjustment is reversed and recognized as income in the income statement.
3.10Cash and cash equivalents
This heading includes cash on hand and bank checking accounts.
For the purposes of the statement of cash flows, occasional overdrafts that form part of the Group's cash management are included as an offset to cash and cash equivalents.
3.11Grants
Grants are classified as non-refundable when the conditions established for their award have been met, at which time they are recorded directly in equity, after deducting the related tax effect.
Refundable grants are recorded as liabilities of the Group until they become non-refundable, and no income is recorded until that time.

Grants received to finance specific expenses are charged to the income statement for the year in which the expenses they are financing are accrued and reversed from equity at that time. Grants received to acquire property, plant, and equipment are recognized as income for the year in proportion to their depreciation.
3.12Provisions and contingencies
Provisions are recognized in the balance sheet when the Group has a present obligation (either by a legal or contractual provision or by an implicit or tacit obligation), arising as a result of past events, for which it is probable that an outflow of resources will be required for settlement and which is quantifiable.
Provisions are measured at the present value of the best possible estimate of the amount required to settle or transfer the obligation to a third party, and adjustments arising from the accretion of the provision are recorded as a financial expense as they accrue. In the case of provisions maturing in less than or equal to one year where the financial effect is not significant, no discounting is performed. Provisions are reviewed at the closing date of each balance sheet and are adjusted to reflect the best current estimate of the corresponding liability at each moment in time.
On the other hand, contingent liabilities are considered to be those possible obligations, arising from past events, whose materialization is conditional upon the occurrence of future events not wholly within the control of the Group and those present obligations, arising from past events, for which it is not probable that an outflow of resources will be required for settlement or which cannot be measured with sufficient reliability. These liabilities are not recorded in the accounts and are disclosed in the notes to the financial statements, except when the outflow of resources is remote.
3.13Income tax
The income tax expense for the year is calculated by adding the current tax, which results from applying the corresponding type of tax to the tax base for the year minus the existing bonuses and deductions, and the variations produced during said year in assets and deferred tax liabilities recorded. It is recognized in the income statement, except when it relates to transactions that are recorded directly in equity, in which case the related tax is also recorded in equity.
Deferred taxes are recorded for the temporary differences existing on the balance sheet date between the tax base of assets and liabilities and their book values. The tax base of an asset or liability is considered to be the amount attributed to it for tax purposes.
The tax effect of temporary differences is included under the corresponding headings “Deferred tax assets” and “Deferred tax liabilities” in the balance sheet.
The Group recognizes a deferred tax liability for all taxable temporary differences, except, where appropriate, for the exceptions provided for in current regulations.
The Group recognizes deferred tax assets for all deductible temporary differences, unused tax credits and tax loss carryforwards to the extent that it is probable that future taxable profits will be available to the Group to allow the use of these assets, except, where applicable, for the exceptions provided for in current regulations.
On the closing date of each fiscal year, the Group assesses the recognized deferred tax assets and those that have not been previously recognized. Based on this assessment, the Group derecognizes a previously recognized asset if its recovery is no longer probable or recognizes any previously unrecognized deferred tax asset if it is probable that future taxable profit will be available to the Group to allow its application.
Deferred tax assets and liabilities are valued at the expected tax rates at the time of their reversal, according to the current regulations approved, and in accordance with the way in which the deferred tax asset or liability is rationally expected to be recovered or paid.

Deferred tax assets and liabilities are not discounted and are classified as non-current assets and liabilities.
Since January 1, 2017, the Parent Company began to file consolidated income tax returns with its subsidiary ITASA., the former being the head of the tax group.
3.14Classification of assets and liabilities into current and non-current
Assets and liabilities are presented in the balance sheet classified between current and non-current. For these purposes, assets and liabilities are classified as current when they are linked to the Group's normal operating cycle and are expected to be sold, consumed, realized, or liquidated during that cycle; they are different from the above and their maturity, disposal or realization is expected to occur within a maximum period of one year; they are held for trading purposes or are cash and cash equivalents whose use is not restricted for a period exceeding one year.
3.15Income and expenses
In accordance with the accrual principle, income and expenses are recorded when they occur, regardless of the date of collection or payment.
Income from sales and provision of services
Revenue is recognized when it is probable that the Group will receive the benefits or economic returns from the transaction and the amount of revenue and costs incurred or to be incurred can be measured reliably. Revenues are valued at the fair value of the consideration received or receivable, less discounts, price reductions and other similar items that the Company may grant, as well as, if applicable, interest included in the face value of the receivables. Indirect taxes levied on operations and passed on to third parties do not form part of income.
Cash, volume, or other discounts, as well as interest included in the nominal amount of trade receivables, are recorded as a reduction of the trade receivables. However, the Company includes the interest included in trade receivables maturing in less than one year that do not have a contractual interest rate, when the effect of not discounting cash flows is not significant.

The Group has consignment sales agreements with some of its customers, whereby inventories are sent to third-party warehouses located near the customer or to the customer's own facilities. Shipments are made based on orders signed with the customers. Ownership of these inventories is retained by the Group as long as they do not pass to the customer's production line, at that time the risks are transferred to the customer. Invoices are issued when customers report consumption, at which time sales revenue is recognized by the Group.
Discounts granted to customers are recognized when it is probable that the conditions for granting them will be met as a reduction of sales revenue.
Advances on account of future sales are stated at the value received.
3.16Transactions in foreign currency
The Group's functional and presentation currency is the euro.
Transactions in foreign currencies are translated at their initial valuation at the spot exchange rate in effect at the transaction date.
Monetary assets and liabilities denominated in foreign currencies are translated at the spot exchange rate in effect at the balance sheet date. Exchange differences, both positive and negative, arising in this process, as well as those arising on liquidation of these assets and liabilities, are recognized in the income statement for the year in which they arise.

Non-monetary items measured at historical cost are valued at the exchange rate at the date of the transaction.
Non-monetary items measured at fair value are valued at the exchange rate at the date the fair value is determined. Exchange differences are recorded directly in equity if the non-monetary item is valued against equity and in the income statement if it is valued against the profit or loss for the year.
3.17Environmental assets
The Directors confirm that the Company has no environmental liabilities, expenses, assets, provisions, and contingencies that could be significant in relation to its net worth, financial position, and results.
3.18Related party transactions
Transactions with related parties are accounted for in accordance with the valuation standards detailed above.
The prices of transactions with related parties are adequately supported, and therefore the Parent Company's Directors consider that there are no risks that could give rise to significant tax liabilities.
4.GOODWILL
The detail and movements of the various items comprising goodwill are as follows:

(Thousands of euros)	Opening balance	Additions and write-offs	Final balance
Fiscal year 2020
Cost	49,282	(75)	49,207
Accumulated amortization	(13,963)	(4,918)	(18,881)
Net book value	35,319		30,326

These amounts break down as follows as of December 31, 2020:

(Thousands of euros)	Opening balance	Additions and write-offs	Final balance
Goodwill from Industrias de Transformación de Andoain, S.A. (Note 4.1)
Cost	44,182	—	44,182
Accumulated amortization	(13,254)	(4,418)	(17,672)
	30,928	(4,418)	26,510
Goodwill from acquisition of business in Germany (Note 4.2)
Cost	5,100	(75)	5,025
Accumulated amortization	(709)	(500)	(1,209)
	4,391	(575)	3,816

Net book value	35,319		30,326

4.1Goodwill from acquisition of ITASA
On December 20, 2016, the Parent Company acquired 100% of the shares of ITASA. The acquisition cost totaled €98,119,000, and after a process of allocation of assets and liabilities, goodwill on consolidation was €44,182,000.

As of December 31, 2020, the net book value, after recording amortization for each year, totals €26,510,000. The Group's management considers that there is no indication of impairment, since the acquired business has generated EBITDA in excess of €13 million in 2020.
4.2Goodwill from acquisition of business in Germany
On June 23, 2018, the Group acquired from a German company the business of paper and plastic bands with silicones, including the customer portfolio for a value of €5 million, which they recorded entirely as Goodwill.
In addition to the amount paid, a variable payment was established if the sales of the acquired business for twelve months prior to September 30, 2020 exceed €10.5 million. The variable payment ranged from €500,000 to €4 million (maximum amount). In fiscal 2019, a payment on account of €100,000 linked to such variable amount was recorded. However, given that in 2020 it was found that the requirements for the variable payment were not finally met, this advance payment was partially reimbursed (€75,000), leaving €25,000 pending collection. Despite not having met the variable payment targets, the acquired business is performing as expected at the time of the transaction, and therefore no indication of impairment has been identified.
5.INTANGIBLE ASSETS
The detail and movements of the various items comprising intangible fixed assets are as follows:

(Thousands of euros)	Opening balance	Additions and write-offs	Disposals and write-offs	Translation differences	Final balance
Fiscal year 2020
Cost
Customer portfolio	26,320	—	—	—	26,320
Computer software	871	14	—	(6)	879
	27,191	14	—	(6)	27,199
Accumulated amortization
Customer portfolio	(13,105)	(3,367)	—	—	(16,472)
Computer software	(577)	(210)	—	1	(786)
	(13,682)	(3,577)	—	1	(17,258)
Net book value	13,509				9,941

The total customer portfolio corresponds to those arising as a result of the process of allocation of the purchase price of the acquisition of the ITASA subsidiary.

In the case of the acquisition of the business acquired in 2018 from a German company (Note 4.2) in which its customer portfolio was included, the entire amount was considered goodwill as there was no relevant backlog or contractual relationships with customers and it was understood that in this case the useful life of the customer portfolio would be 10 years anyway (therefore being amortized at the same rate as goodwill).
As of December 31, 2020, there are no fully amortized intangible assets, nor are there any firm commitments to purchase intangible assets.
6.PROPERTY, PLANT, AND EQUIPMENT
The detail and movements of the various items comprising property, plant, and equipment are as follows:

(Thousands of euros)	Opening balance	Additions and write-offs	Disposals and write-offs	Transfers	Translation differences	Final balance
Fiscal year 2020
Cost
Technical installations and other property, plant, and equipment	29,901	519	—	232	(1,507)	29,145
Fixed assets in progress and advances	307	62	—	(232)	—	137
	30,208	581	—	—	(1,507)	29,282
Accumulated amortization
Technical installations and other property, plant, and equipment	(9,151)	(3,687)	—	—	140	(12,698)
	(9,151)	(3,687)	—	—	140	(12,698)
Net book value	21,057					16,584

6.1Description of the main movements
The main acquisitions in 2020 correspond mainly to investments in machinery and facilities for the new production plant in Mexico. The Group to which the Company belongs made the decision to create a new production plant in Mexico, which was materialized through the subsidiary Itasa Américas, S.A. de C.V.
6.2Other information
As of December 31, 2020, there are no fully depreciated property, plant, and equipment items, nor are there any firm commitments to purchase property, plant, and equipment.
There are no property, plant, and equipment subject to mortgage guarantees.
The Group's policy is to take out insurance policies to cover the possible risks to which its property, plant, and equipment are subject. Management reviews annually, or when circumstances make it necessary, the hedges and risks covered and the amounts to be reasonably covered for the following year are agreed upon.

6.3Leases

Operating leases
The Group is the lessee of the buildings, warehouses, offices, and facilities where it carries out its production activity in Andoain. The lease was signed in 2012, having been renewed in December 2016 and a second time in February 2017. Under the contract and the successive renewals, the main characteristics are as follows:
•Duration of 25 years until December 20, 2041, although after the first 10 years (December 20, 2026), the Subsidiary may terminate with prior notice.
•Annual rent to be updated with the CPI.
The estimated future minimum lease payments associated with this non-cancelable lease as of December 31 are as follows:

(Thousands of euros)	2020

Up to one year	888
Between one and five years	3,550
More than five years	888
5,325
At year-end, the Group has paid lease payments for this contract amounting to €886,000.
Additionally, the ITASA subsidiary has temporarily rented other external warehouses, which in the year have entailed an expense of €427,000.
The subsidiary Itasa Américas, S.A. de C.V. is the lessee of the warehouses where it carries out its production activity in Mexico, the term of the contract is 127 months from July 2018 and the rent on this lease in 2020 is €275,000.
The estimated future minimum lease payments associated with this non-cancelable lease as of December 31 are as follows:

(Thousands of euros)	2020

Up to one year	524
Between one and five years	2,620
More than five years	1,092
4,235
The subsidiary Itasa Asia Sdn. Bhd is also the lessee of the warehouses where it carries out its production activity in Malaysia, the contract was signed in 2012 and expires in March 2022, and the rent paid on this lease in 2020 is €128,000.
The estimated future minimum lease payments associated with this non-cancelable lease as of December 31 are as follows:

(Thousands of euros)	2020

Up to one year	124
Between one and five years	31
More than five years	—
155
In addition, Itasa Asia Sdn Bhd has other items under lease, for which the total expenditure in 2020 was €13,000.
The total amount of lease installments paid in 2020 amounts to €2,034,000.
7.FINANCIAL ASSETS
The composition of financial assets is as follows:

	Loans, derivatives and other	Total
(Thousands of euros)	2020	2020

Long-term financial assets

Long-term financial investments	348	348
	348	348

Short-term financial assets

Loans and receivables	16,147	16,147
	16,147	16,147

	16,495	16,495

These amounts are included in the following balance sheet items:

	Loans, derivatives and other	Total
(Thousands of euros)	2020	2020

Non-current financial assets
Long-term financial investments	348	348
	348	348
Current financial assets
Commercial debts and others accounts receivable	16,147	16,147
	16,147	16,147

	16,495	16,495

Other long-term financial assets
Other long-term financial assets correspond mainly to long-term deposits established as guarantees for operating leases, as well as other guarantees provided by the Group for the ordinary course of its business.
Commercial debts and others accounts receivable
The composition of this heading as of December 31 is as follows:

(Thousands of euros)	2020

Trade receivables for sales and services	16,147
Sundry debtors	2
Final balance	16,149
Value corrections
The balance of the item “Trade receivables for sales and services” is presented net of value impairment adjustments. The movements in these corrections were as follows:

(Thousands of euros)	2020

Opening balance	96
Endowments	10
Applications	(4)
Final balance	102

8.INVENTORIES
The Group has taken out insurance policies to guarantee the recoverability of the net book value of inventories.
The detail and movements of the various items comprising inventories during the year are as follows:

(Thousands of euros)	Opening balance	Variation	Variation in provisions	Final Balance
Fiscal year 2020
Raw materials and other supplies	6,171	2,589	(21)	8,739
Products in progress	1,755	(664)	(71)	1,020
Finished products	8,698	(3,100)	8	5,606
Advance to suppliers	254	(219)	—	35
	16,878	(1,394)	(84)	15,400
9.SHORT-TERM ACCRUALS
This heading includes the cost of transportation assumed by the Company in the shipment of goods to the warehouses of certain customers. This cost is expensed when sales are recorded, i.e., there is a correlation of revenues and expenses.
10.CASH AND CASH EQUIVALENTS
The composition of this heading as of December 31 is as follows:

(Thousands of euros)	2020

Demand checking accounts	14,419
14,419
Current accounts accrue the market interest rate for this type of account.
There are no restrictions on the availability of these balances.
11.EQUITY - OWN FUNDS

11.1Capital stock and share premium

The Parent Company was incorporated on November 8, 2016 under the name Boaco Directorship, S.L., and a total of 3,000 shares with a par value of one euro each.
On December 15, 2016 Barbel, Sarl carried out a capital increase by means of a cash contribution and creation of 1,000,000 new shares with a par value of one euro each and with a total takeover premium of €49,850,000, equivalent to €49.85 per share.
Subsequently, on December 20, 2016, Itasa Servicios Generales, S.L. (currently named Uzturre Capital, S.L.) subscribes a new capital increase by offsetting credits through the creation of 295,853 shares (B shares) with a nominal value of one euro each and a total takeover premium of €14,704,147, equivalent to €49.70 each.
Thus, the Parent Company's capital stock as of December 31, 2020 consists of 1,298,853 shares, all of which have a par value of one euro, and both A shares and B shares have the same voting and economic rights.
Members as of December 31, 2020 are as follows:

	Number of shares	Type	Percentage

Barbel, S.A.R.L.	1,003,000	A	77.22%
Uzturre Capital, S.L.	295,853	B	22.78%
For its part, the issue premium at December 31, 2020 amounts to €64,554,000, all of which is freely available.
As disclosed in Note 20, on March 2, 2021, the agreement to acquire 100% of the Company by Neenah, Inc. was publicly announced. This agreement became effective on April 6, 2021, at which time the Company became a sole proprietorship.
11.2Reserves in consolidated companies
The detail of reserves and negative results of prior years is as follows:

(Thousands of euros)	2020

Reserves in consolidated companies	(10,713)
(10,713)
11.3Other member contributions
On June 27, 2018, the Parent Company's shareholders made a monetary contribution in the total amount of €5 million in proportion to their shareholding in the Company's capital stock.

Other member contributions

Barbel, S.A.R.L.	3,861,099
Uzturre Capital, S.L.	1,138,901
5,000,000

12.EQUITY - GRANTS RECEIVED
Details of non-refundable capital grants are as follows:

(Thousands of euros)	Opening balance	Transfers to the income statement	Tax effect of transfers	Final balance

Fiscal year 2020

Non-refundable grants	69	(43)	10	36
	69	(43)	10	36

The grants have been received by the ITASA subsidiary and come from the Basque Government, ICO-AFI and CDTI.
Grants recorded under “Grants, donations and legacies” net of the tax effect are amortized with a credit to “Allocation of grants for non-financial fixed assets and others”.
The aforementioned grant has been complying with the legal requirements for obtaining and maintaining such grant.

13.FINANCIAL LIABILITIES
The composition of financial liabilities as of December 31 is as follows:

	Debts with credit institutions	Derivatives and other	Total
(Thousands of euros)	2020	2020	2020

Long-term financial liabilities
Debits and payables	15,275	—	15,275
	15,275	—	15,275

Short-term financial liabilities
Debits and payables	6,970	16,637	23,607
Derivatives	—	—	—
	6,970	16,637	23,607

	22,245	16,637	38,882

These amounts are included in the following balance sheet items:

	Debts with credit institutions	Derivatives and other	Total
(Thousands of euros)	2020	2020	2020

Non-current financial liabilities
Loans and credits from credit institutions	15,275	—	15,275
	15,275	—	15,275

Current financial liabilities
Loans and credits from credit institutions	6,970	—	6,970
Derivatives	—	—	—
Other financial liabilities	—	101	101
Suppliers	—	14,475	14,475
Sundry creditors	—	1,152	1,152
Personnel (salaries pending payment)	—	785	785
Advances	—	124	124
	6,970	16,637	23,607

	22,245	16,637	38,882

13.1Debts and accounts payable - Payable to credit institutions
Loans and credits from credit institutions
The detail of loans and credits from credit institutions is as follows:

	December 31, 2020
(Thousands of euros)	Short term	Long term
Syndicated loan
Tranche A	4,166	12,642
Tranche B	2,800	2,800
Tranche C	—	—
Other payables to credit institutions	5	—
Debt issuance costs	—	(167)
	6,970	15,275

On November 29, 2016, the Parent Company signed a syndicated loan with various banks, for an initial maximum amount of €50.3 million, in order to finance the payment and costs associated with the acquisition of ITASA, certain investments to be made in Mexico and to finance general working capital needs, which is articulated in four different tranches, of which in 2016 two of the tranches were drawn down: tranches A and C aimed at the acquisition of the shares for amounts of €30,000 and €2 million, respectively.
In 2017 and 2018, the Group drew €8 million corresponding to tranche B, aimed at financing the acquisition of investments in property, plant, and equipment, intangible or financial assets of Itasa Américas, S.A. de C.V.
The interest rate for tranches A, B and D (undrawn at December 31, 2020) of the loan is tied to Euribor plus an additional margin. This margin was initially 2.75%. After the first year, this margin varies depending on the achievement of defined financial ratios. The margin in 2020 was 2.00%.

For its part, the total amount of €2 million, from tranche C of the loan, was repaid in March 2017 accruing a fixed interest rate of 2.5%.
The Company's obligations include the obligation to maintain the annual Debt Service Coverage Ratio (DSCR) throughout the term of Tranche A of the loan greater than or equal to 1.05 and to maintain a net financial debt/EBITDA ratio less than or equal to the values shown below:

Net Financial Debt / EBITDA Ratio	Maximum level

(12-month periods)
December 31, 2019	2.57x
June 30, 2020	2.08x
December 31, 2020	1.59x
June 30, 2021	1.55x
December 31, 2021	1.50x
June 30, 2022	1.50x
December 31, 2022	1.50x

In addition, by virtue of the loan agreement, the Parent Company acquired other commitments, such as: not to create collateral, charges, or encumbrances of any kind on its assets or rights in favor of third-party creditors, not to contract additional debts with other credit institutions without the prior consent of the borrower institutions, etc.
The borrower may not distribute funds to partners, except with the prior written agreement of the majority of the lenders or unless the following conditions are met:
a.That in no case is the distribution carried out before an amount representing at least 20% of the sum of the amounts drawn under tranches A and B has been definitively amortized on an aggregate basis.
b.That both before and after the distribution, a Net Financial Debt / consolidated EBITDA ratio of less than 2.00x is maintained.
c.That no cause for early termination exists or will exist as a result of the distribution.
d.That in no case does it constitute an interim dividend
e.That the total amount of permitted distributions made in a fiscal year does not exceed the Excess Cash Flow of the immediately preceding fiscal year against which it is made.
Compliance with the contractual obligations established in the contract is guaranteed by the pledge of all the shares of the Parent Company and ITASA. Likewise, real pledges have been granted on the Parent Company's credit rights, including all the credit rights relating to the purchase and sale, derivatives, bank accounts, insurance, and subordinated debt of the Parent Company.
The Group has met all ratios as of December 31, 2020.
The total amount of financial expenses accrued by this loan in 2020 amounts to €740,000.
Tranche A maturities began in 2017 and end in 2022. The detail of long-term maturities is as follows:

2020

Between one and two years	12,642
Between two and three years	—
12,642

Tranche B maturities occur in semi-annual installments, beginning in June 2020 and ending in December 2022. The detail of the percentages of the drawn down debt to be amortized in each of the semi-annual installments is as follows:

Percentage

June 2020	15%
December 2020	15%
June 2021	17.5%
December 2021	17.5%
June 2022	17.5%
December 2022	17.5%
100%
Additionally, on February 27, 2017, in connection with the Group's financing agreement referred to above, certain financial derivative contracts were entered into to partially secure the variable interest rate (interest rate swap from variable to fixed) at an interest rate of 0.106%, all of which had been terminated as of December 31, 2020.

On April 6, 2021, all of the Company's debt has been extinguished in connection with the acquisition by Neenah, Inc. See Note 20, Post-Closing Events, for further discussion.
Discount and factoring lines
As of December 31, 2020, the Company had contracted discount and factoring lines in the amount of
€2 million, respectively.
The Group performs non-recourse factoring operations of its accounts receivable from customers. Since it is clear from the terms of the contract that the Group transfers the risks and rewards of the receivables, it cancels the receivables and does not record any financial liability with the bank for the present value of the amount received.
13.2Debits and payables - Derivatives and others
Other financial liabilities
The detail of other financial liabilities under the heading of current liabilities as of December 31 is as follows:

(Thousands of euros)	2020

Other financial liabilities	101
101

The detail recorded in other financial liabilities corresponds mainly to amounts pending payment for purchases of fixed assets.
14.TAXES
The detail of the balances related to tax assets and liabilities as of December 31 is as follows:

(Thousands of euros)	2020

Deferred tax assets	596
Other receivables from public authorities
VAT receivable from the tax authorities	297
893

Deferred tax liabilities	(4,039)
Current tax liabilities	(2,185)
Other debts with public authorities	(779)
VAT	(339)
Personal income tax (IRPF)	(223)
Social Security	(217)
(7,003)
According to current legal provisions, tax assessments cannot be considered final until they have been inspected by the tax authorities or the statute of limitations period, currently set at four years, has elapsed. The subsidiaries have the last four fiscal years subject to inspection for all taxes applicable to them, while the Parent Company has had all taxes subject to inspection since November 8, 2016 (date of incorporation).
In the opinion of the Parent Company's Directors, there are no significant tax contingencies that could arise, in the event of inspection, from possible different interpretations of the tax regulations applicable to the transactions carried out by the Group.
The Parent Company and the subsidiary ITASA have formed a group for corporate income tax purposes since January 1, 2017.

14.1Corporate income tax calculation
The reconciliation between the net amount of income and expenses for the year and the taxable income for corporate income tax for the year 2020 is as follows:

	Income statement			Income and expenses directly attributed to equity
(Thousands of euros)	Increases	Decreases	Total	Increases	Decreases	Total

Fiscal year 2020

Balance of income and expenses for the year
Continuing operations			(535)			(1,293)
			(535)			(1,293)
Corporate tax
Continuing operations			1,044			(10)
			1,044			(10)
Balance of income and expenses for the year before income taxes			509			(1,303)

Permanent differences	4,437	—	4,437			1,260
Temporary differences
Originating in the fiscal year	—	(125)	(125)			—
Arising from prior years	5,580	—	5,580			43
Taxable income			10,401			—
The main permanent differences arise from the amortization of goodwill, amounting to €4,418,000, while the positive temporary differences recognized in the income statement arise from the amortization expense of the items recorded under intangible assets and property, plant, and equipment as a result of the allocation of the purchase price in the business combination.
The reconciliation between the income tax expense / (income) and the result of multiplying the applicable tax rates to the total income and expenses recognized, differentiating the balance of the income statement, is as follows:

(Thousands of euros)	2020

Balance of income and expenses for the year before income taxes	509

Theoretical tax burden (24%)	(122)
Impact permanent differences	(1,064)
Capitalization of tax credits from previous years	335
Negative tax credits not recognized	(193)
Corporate income tax expense	(1,044)
(*) Group companies located in Spain are subject to corporate income tax in accordance with the Guipúzcoa Provincial Regulation 7/1996 of July 4, on Corporate Income Tax of the Historical Territory of Guipuzcoa. Provincial Regulation 1/2018 of May 10, 2018 of the Historical Territory of Guipuzcoa, which introduced amendments to various tax regulations, modified, among others, the general tax rate which stood until the 2017 fiscal year at 28%, becoming 26% in the 2018 fiscal year and 24% in the 2019 fiscal year and subsequent years.
As of December 31, 2020, the Group has unrecognized tax loss carryforwards pending offset in the amount of €744,000 corresponding to the Parent Company's income generated in 2016. In this regard,

since January 1, 2017, both the Parent Company and the subsidiary located in the Spanish territory, ITASA, have formed a tax consolidation group for corporate income tax purposes. Notwithstanding the foregoing, tax loss carryforwards generated in years prior to forming a tax group can only be offset in future years by the results generated by the company that generated such loss carryforward. For this reason and given the holding activity carried out by the Parent Company, the Group did not recognize the deferred tax asset generated for this loss carryforward in 2016.
The Group has not recognized the deferred tax assets generated by the subsidiary Itasa Asia Sdn. Bhd. (Malaysia). During the year 2020, the deferred tax assets corresponding to Itasa Américas, S.A. de C.V. were recognized, once the good progress of the business of this subsidiary has been confirmed.
Income tax expense / (income) is broken down as follows:

	2020
(Thousands of euros)	Income statement	Directly charged to equity

Current tax	2,572	—
	2,572	—

Change in deferred taxes
Grants, donations, and legacies received	—	(10)
Tax loss carryforwards Itasa Américas, S.A. de C.V.	(218)	—
Intangible assets and property, plant, and equipment	(1,310)	—
	1,044	(10)

The calculation of the corporate income tax payable is as follows:

(Thousands of euros)	2020

Current tax	2,572
Adjustment for prior years	93
Withholdings in other countries	—
Withholdings	(480)
Corporate income tax payable	2,185

14.2Deferred tax assets and liabilities
The detail and movements of the various items comprising deferred tax assets and liabilities are as follows:

		Variations reflected in
(Thousands of euros)	Opening balance	Income statement	Equity	Final balance

Fiscal year 2020

Deferred tax assets
Tax loss carryforward in Mexico	—	218	378	596

Deferred tax liabilities
Goodwill	(44)	(30)	—	(74)
Computer software	(31)	31	—	—
Customer portfolio	(3,171)	809	—	(2,362)
Property, plant, and equipment	(2,091)	500	—	(1,591)
Non-refundable grants	(22)	—	10	(12)
	(5,359)	1,310	10	(4,039)

	(5,359)	1,310	10	(4,039)

15.INCOME AND EXPENSES

15.1Net sales
The distribution of the Group's net sales from continuing operations by category of activity and by geographic market is as follows:

(Thousands of euros)	2020

Segmentation by customer type
Self-adhesive labels and tapes	30,176
Composites and graphic arts	22,647
Industry, health, and hygiene	39,745
Other uses	8,669
101,238

Segmentation by geographic markets
Spain	10,602
Rest of European Union	49,282
Rest of the world	41,354
101,238

15.2Consumption of raw materials and other consumables
The detail of raw materials and other consumables consumption is as follows:

(Thousands of euros)	2020

Purchases of raw materials and other consumables
Domestic purchases	7,936
Purchases rest of European Union	39,015
Purchases rest of the world	13,694
Variation in raw materials and other supplies	(2,568)
58,077
15.3Personnel expenses
The detail of personnel expenses is as follows:

(Thousands of euros)	2020

Wages, salaries and similar
Wages and salaries	9,206
Indemnifications	48
9,214
Social charges
Social security	2,293
Accrued pensions - EPSV contributions	46
Other social expenses	42
2,381

11,596

15.4External services
The detail of external services is as follows:

(Thousands of euros)	2020

Leases (Note 6.3)	2,034
Repairs and maintenance	773
Independent professional services	662
Transportation	5,370
Insurance premiums	361
Banking services	82
Advertising, publicity, and public relations	136
Supplies	1,400
Other services	1,383
12,201

16.FOREIGN CURRENCY
16.1Balances in foreign currency
The detail of assets and liabilities denominated in foreign currencies as of December 31 is as follows:

(Thousands of euros)	Malaysian rupee	Mexican peso	U.S. dollars	Pounds sterling	Total

Fiscal year 2020
Customers for services rendered	168	779	1,189	378	2,514
Treasury	38	211	1,290	204	1,743
Trade and other payables	(729)	(290)	(62)	(1)	(1,082)
16.2Foreign currency transactions
The detail of foreign currency transactions is as follows:

(Thousands of euros)	Malaysian rupee	Mexican peso	U.S. dollars	Pounds sterling	Total

Fiscal year 2020

Sales	718	2	13,958	1,800	16,477
Purchases	(2,005)	(1,176)	(4,002)	—	(7,183)
Services received	(1,201)	(1,369)	(2,399)	(3)	(4,972)
Additions to fixed assets	—	31	371	—	402

17.RELATED PARTY TRANSACTIONS
The related parties with which the Group has carried out transactions during fiscal year 2020, as well as the nature of such relationship, are as follows:

Nature of relationship

Lurrarte, S.L.	Related company (1)
Uzturre Capital, S.L.	Related company (1)
Entities related to the majority shareholder and the Company's Board of Directors	Related companies
Directors	Board Members
(1)Companies related by being minority partners and/or directors of the Sole Shareholder. During 2016 and until the acquisition by the Parent Company were Group companies.
17.1Related entities
As of December 31, there are no balances receivable from or payable to related parties
The detail of transactions with related parties is as follows:

(Thousands of euros)	Lurrarte, S.L.	Total

Fiscal year 2020

External services	888	888
The expenses invoiced by Lurrarte, S.L. correspond to the rentals of the warehouses where the subsidiary ITASA carries out its activity.
17.2Directors and senior management
Some of the directors of the Parent Company received €244,000 in remuneration for services rendered in 2020. The directors have not received any remuneration in 2020 for the exercise of their position or as representatives of the Company in the administrative bodies of the companies in which the Company is a legal entity administrator.
As of December 31, 2020, the Board of Directors of the Parent Company or the individuals representing the directors consisted of 7 men.
As of December 31, 2020, the Group had no pension and life insurance obligations to former or current members of the Board of Directors.
As of December 31, 2020, there were no advances or loans granted to senior management personnel or members of the Board of Directors, nor were there any obligations assumed on their behalf by way of guarantee, nor had any directors' liability insurance premiums been paid for damages incurred in the performance of their duties.
In relation to Article 229 of the Capital Companies Act, the members of the Board have communicated that they have no situations of conflict of interest with the Group's interests.
The Group's Senior Management, including the salary of the directors performing this function, amounted to €1,148,000 in 2020.
18.INFORMATION ON THE NATURE AND LEVEL OF RISK ARISING FROM FINANCIAL INSTRUMENTS
The Group's risk management policies are established and approved by the Group's Directors. Based on these policies, the Group's Finance Department has established a series of procedures and controls to identify, measure, and manage the risks arising from the activity with financial instruments.
The financial instruments business exposes the Group to credit, market, and liquidity risk.
18.1Credit risk
Credit risk arises from the possible loss caused by the failure of the Group's counterparties to meet their contractual obligations, i.e., the possibility of not recovering the financial assets for the amount recorded and within the established term.
In general, the Group maintains its cash and cash equivalents in financial institutions with high credit ratings.
In addition, it should be noted that the company tries to avoid a significant concentration of credit risk with third parties.

18.2Market risk
Market risk arises from the possible loss caused by variations in the fair value or future cash flows of a financial instrument due to changes in market prices. Market risk includes interest rate risk, foreign exchange risk and other price risks.
Exchange rate risk
Exchange rate risk arises from the possible loss caused by changes in the fair value or future cash flows of a financial instrument due to fluctuations in exchange rates.
The Group operates internationally and is therefore exposed to foreign exchange risk on currency transactions, mainly in dollars. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations. It is the Group's standard practice to hedge the market risk in its contracts denominated in currencies other than the euro. The purpose of these hedges is to try to minimize the impact of currency fluctuations.
Interest rate risk
Interest rate risk arises from the possible loss caused by changes in the fair value or future cash flows of a financial instrument due to changes in market interest rates.
The objective of interest rate risk management is to achieve a balance in the debt structure that minimizes the aforementioned risks and minimizes the cost of debt.
At December 31, 2020, the Group's financial debt, and in particular the syndicated loan described in Note 14.1, is tied to a floating interest rate and the reference interest rate is basically Euribor.
18.3Liquidity risk
Liquidity risk arises from the possibility that the Group may not have sufficient liquid funds, or access to them, at the appropriate cost, to meet its payment obligations at all times. The Group maintains a liquidity policy consisting of contracting committed credit facilities for an amount sufficient to support the expected needs for a period that depends on the situation of the debt and capital markets.

19.OTHER INFORMATION
19.1Personnel structure
The detail of the people employed by the Group, distributed by category, is as follows:

	Number of persons employed at the end of the year			Average number of people employed in the fiscal year	as people with disabilities > 33% of the total number employed in the fiscal year
	Men	Women	Total
Fiscal year 2020

Executives and Directors	8	2	10	10
Commercial	10	—	10	10
Administrative	17	26	43	46
Technical	14	15	29	28
Operations	155	7	162	150	2
	204	50	254	244	2
19.2Audit fees
The fees paid to Ernst & Young, S.L. during the year are as follows:

(Thousands of euros)	2020

Audit fees	34
Other services	5
39
In addition, during 2020, other auditors billed €14,000 for the audit of certain subsidiaries.

19.3Information on the average supplier payment period. Third additional provision. “Duty of information” of Law 15/2010, of July 5

The information related to the average payment period to suppliers is as follows:

2020

(Days)
Average supplier payment period	64
Paid operations ratio	61
Ratio of transactions pending payment	76

(Thousands of euros)
Total payments made	17,442
Total outstanding payments	3,219

20.POST-CLOSING EVENTS
On March 2, 2021, the agreement for the acquisition of 100% of the Parent Company by Neenah, Inc. was publicly announced. The acquisition closed on April 6, 2021. All of the Company's debt was extinguished as part of this acquisition.
21.RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA ("U.S. GAAP")
The Group's consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in Spain (General accounting Plan approved by Royal Decree 1514/2007 of November 16, 2017 and Royal Decree 602/2016 of December 2, 2016; "Spanish GAAP") which differ in certain respects from U.S. GAAP for private business entities.

Accounting Standard Codification (ASC) 842, Leases, issued by the U.S. Financial Accounting Standards Board, was not yet effective for private companies as of December 31, 2020. The most significant impact of ASC 842 would be to require leases to be presented as Right-of-Use assets and Lease liabilities on the balance sheet. Estimated undiscounted future minimum lease payments associated with non-cancelable leases as of December 31, 2020 are disclosed in Note 6.3.
The following statements summarize the adjustments to Group's profit or (loss) and equity that would have to be made if the Group was to report in accordance with U.S. GAAP.

Reconciliation of profit or (loss) to U.S. GAAP
(thousands of euros)	Notes	2020
Profit or (loss) according to Spanish GAAP		(535)
Adjustments for:
- Goodwill amortization reversal	(a)	4,918
- Tax impact		(120)
Profit or (loss) according to U.S. GAAP		4,263

Reconciliation of equity to U.S. GAAP
(thousands of euros)	Notes	2020
Equity according to Spanish GAAP		58,632
Adjustments for:
- Goodwill accumulated amortization reversal	(a)	18,881
- Tax impact		(290)

- Government grants reclassification	(b)	(48)
- Tax impact		12
Equity according to U.S. GAAP		77,187
(a)Goodwill amortization reversal
Under Spanish GAAP, goodwill is amortized on a straight-line basis over a period of 10 years. Goodwill is not permitted to be amortized under U.S. GAAP for public business entities or entities that have not elected the private company alternative to amortize goodwill, therefore the goodwill amortization for the year ended December 31, 2020 and the accumulated amortization as of December 31, 2020 has been reversed.

(b)Government grants reclassification
In accordance with Spanish GAAP, non-repayable government grants are recorded, net of tax, directly within net equity and allocated to the income statement, as other operating income in proportion with the depreciation charge for the assets acquired with the awarded grant. Under U.S. GAAP, classification under equity is not permitted, and the government grants would be recognized as a reduction in the carrying value of the related assets.

Reconciliation of total assets to U.S. GAAP

Under U.S. GAAP, total assets would be higher by the goodwill amortization of €18,881 thousand and government grants reclassification of €48 thousand, as discussed under the equity reconciliation above, resulting in total assets of €123,446 thousand.

Reconciliation of Statement of Cash Flows to U.S. GAAP

There are no differences under U.S. GAAP in the Statement of Cash Flows as compared to Spanish GAAP Statement of Cash Flows.